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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

        Subsidiaries of Chase Corporation as of August 31, 2007 are as follows:

Name	Jurisdiction of Incorporation
RWA, Inc.	Massachusetts
Northeast Quality Products Co., Inc.	Massachusetts
Chase Facile, Inc.	Massachusetts
Capital Services of New York, Inc.	New York
Chase Export Corporation	Barbados, W.I.
Chase & Sons Limited	United Kingdom
HumiSeal Europe SARL	France
HumiSeal Europe Limited	United Kingdom

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT